Exhibit 4.21

CONFIDENTIAL

EXECUTION COPY

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST FOR CONFIDENTIAL TREATMENT.

PATENT LICENSE AND SETTLEMENT AGREEMENT

This PATENT LICENSE AND SETTLEMENT AGREEMENT is entered into as of December 14, 2017 (the “Effective Date”) by and between, on the one hand, Mesoblast Inc., a Delaware corporation, with a place of business at 505 Fifth Avenue, New York, New York 10017 U.S.A. (“Mesoblast Inc.”) and Mesoblast International Sàrl, a Swiss societé à responsibilité limitée, with a place of business located at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“Mesoblast Sàrl,” and together with Mesoblast Inc., “MSB”) and, on the other hand, TiGenix S.A.U., a Spanish corporation, with a place of business at Calle Marconi 1, Parque Tecnológico de Madrid, 28760 Tres Cantos (Madrid), Spain (“TiGenix”); each of MSB and TiGenix may be hereinafter referred to together as the “Parties” and individually as a “Party” when convenient.

BACKGROUND

A.MSB owns and/or controls certain Licensed Patents (as defined below in Section 1);

B.TiGenix is a stock-listed innovative company currently focusing on exploiting its stem cell technology, in particular the product called Cx 601. TiGenix owns certain Intellectual Property Rights, including Patents, in relation to Cx 601 (each, as defined below in Section 1).

C.MSB wishes to grant to TiGenix, and TiGenix wishes to receive from MSB an exclusive license under the Licensed Patents with respect to Royalty Product for the Field in the Territory (each, as defined below in Section 1); and

D.The Parties further desire to explore other opportunities and have agreed to establish a joint oversight/cooperation committee (as further described in Section 8), all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS; INTERPRETATION

(a)The following capitalized terms shall have the meanings given in this Section 1 or elsewhere in this Agreement when used in this Agreement:

Confidential material omitted and filed separately with the Commission.

“Accounting Standards” means, with respect to an Entity, (i) Generally Accepted Accounting Principles of the United States (GAAP) or (ii) International Financial Reporting Standards (IFRS), in each case (i) or (ii) as consistently applied by such Entity across its operations.

“Affiliate” means, with respect to an Entity, any other Entity in whatever country organized, that controls, is controlled by, or is under common control of such first Entity.  The term “control” for the purpose of this definition means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract, or otherwise, which control shall be presumed with respect to an Entity by another Entity when such other Entity owns more than fifty percent (50%) of the first Entity’s voting securities.

“Agreement” means this Patent license and settlement agreement, including its Exhibits which are an integral part thereof.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption law.

“Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within the applicable jurisdiction applicable to a Party’s activities under this Agreement.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Melbourne, Australia or Brussels, Belgium are authorized or required by Applicable Law to remain closed.

“Cover” means, with respect to any subject matter, that the manufacture, use, sale, offer for sale, storage, import, development or other exploitation of such subject matter would infringe (whether direct or contributorily) or induce the infringement of a Valid Claim (in the absence of a license under or ownership of such claim) at the time thereof. This applies to Patents if and to the extent they are Prosecuted and Maintained in good faith. For the purpose of this definition, “Covered” or “Covering” have their correlative meanings.

“Cx 601 Product” means a locally-administered cell therapy product comprising a composition of allogeneic adipose-derived MSCs as of the Effective Date known as Cx 601, either fresh or frozen, and irrespective of the form, dose, formulation, component, agent, delivery device or dispensing device in or with which said composition is delivered. Cx 601 Product shall exclude any product that would require the exploitation of any Patent owned or controlled by MSB in relation to proprietary small molecules or biologics, genetic modification technologies, delivery technologies/devices or other cell types ****.

“Entity” means any person, corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

Confidential material omitted and filed separately with the Commission.

“Euro” means a European Euro, and “€” has the corresponding meaning.

“Field” means the treatment of fistulas.

“Intellectual Property Rights” means any and all know-how, patents, utility models, supplementary protection certificates, patent term extensions, copyrights and related rights, database rights, trade mark rights, trade and business names, domain names, trade secrets, rights on unpatented know-how, registered or unregistered designs and any other intellectual or industrial property rights of any nature including all applications for and reissues, renewals, reexaminations, divisionals, continuations, continuations-in-part, substitutions or extensions thereof, and including any other rights, titles and interests held therein.

“Knowledge” means, with respect to a Party, the actual knowledge of the Party.  For clarity, any representation or warranty to a Party’s Knowledge regarding any Patents (including the non-existence or non-infringement thereof) shall not imply any obligation for such Party to conduct, or be construed that such Party has conducted, any search for Patents or other freedom to operate analysis specifically for the purposes of this Agreement.

“Licensed Patents” means, individually and collectively, any and all Patents which, absent the consent of MSB, its Affiliates as of the Effective Date and/or any of their legal successors, would be infringed by the manufacture, use, sale, offer for sale, storage, import, development or other exploitation of the Cx 601 Product for the Field in the Territory. Those Patents reasonably believed, by the Parties, as of the Effective Date to be Licensed Patents (i.e., that Cover the Cx 601 Product) are listed on Exhibit A and Exhibit B (which shall be updated from time to time as set forth in Section 4(b) and which are not exhaustive). To avoid doubt, (i) Licensed Patents include any and all such Patents owned or controlled by MSB or its Affiliates or to which MSB or its Affiliates has a licensable or sublicensable interest as of the Effective Date,  (ii) Licensed Patents include any and all substitutions, continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, or registrations of the Patents in (i) filed or granted before or after the Effective Date and (iii) the Licensed Patents exclude any Patent owned or controlled by Entities which become an Affiliate of MSB through a share acquisition, merger or similar transaction after the Effective Date, unless such Patent was a Licensed Patent prior to such transaction.

“Marketing Approval” means, with respect to a product in a particular jurisdiction, approval (whether accelerated, conditional or unconditional) or other permission by the applicable Regulatory Authorities sufficient to initiate marketing and sales of such product, including, if necessary to initiate such marketing and sales, approval, agreement, determination or governmental decision establishing the commercial price for such product.

“MSCs” (mesenchymal stem cells) means a population of ex-vivo culture-expanded human mesenchymal stem cells.

“Net Sales” means, for any period, the amount of “gross sales” (whereby “gross sales” equals the ex-manufacturer price of Royalty Product, applicable for sales by or on behalf of TiGenix, its Affiliates and their Sublicensees (each, a “Selling Party”) to an unconnected Third Party in an arm’s length sale times number of units of Royalty Product sold) in the applicable

Confidential material omitted and filed separately with the Commission.

country in the Territory by a Selling Party, less the following deductions (specifically excluding any payments made by TiGenix to MSB pursuant to this Agreement), in each case related specifically to Royalty Product in such country in the Territory and actually allowed and taken by such Third Parties and, in the case of items (i), (ii) and (v) only, not otherwise recovered by or reimbursed to the Selling Party:

(i)trade, cash and quantity discounts, including in relation to any offering for sale of more than one product from the Selling Party’s products, whether owned or licensed-in products (any, a “Portfolio Offering”) (other than price discounts granted at the time of invoicing and already included in the gross amount invoiced), albeit capped at a maximum of 1% of Net Sales per calendar year;

(ii)price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Regulatory Authorities or national or federal institutions, including, without limitation, private health insurance companies, having jurisdiction or influence over the pricing, market access, funding reimbursement or usage restrictions of Royalty Product in the Field in the applicable country in the Territory;

(iii)taxes on sales (such as business tax and VAT), but not including (a) taxes assessed against the income derived from such sales, and (b) import and customs duties;

(iv)freight, insurance and other transportation and handling charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

(v)amounts repaid or credited by reason of rejections, defects, one percent (1%) return credits, recalls or returns or because of retroactive price reductions (including rebates or wholesaler charge backs).

  Where any reduction in the amount of Net Sales is based on sales of a Portfolio Offering of products in which Royalty Product for use in such country in the Territory is included, the reduction in price or deduction therefrom would be allocated as actually credited unless such Royalty Product receives a higher than pro rata share of any reduction or deduction that the set of products pertaining to the Portfolio Offering of products receives. In such case, the reduction or deduction therefrom shall be allocated to such Product on a no greater than a pro rata basis based on the sales value (i.e., the stock keeping unit average selling price multiplied by the number of stock keeping units) of such Royalty Product relative to the sales value contributed by the other products included in the Portfolio Offering of products with respect to such sale;

Subject to the above, Net Sales shall be calculated in accordance with the Selling Party’s standard internal policies and procedures, which must be in accordance with Accounting Standards;

Net Sales shall not include (I) sales, transfers or dispositions between or among TiGenix, its Affiliates and their Sublicensees, unless the purchasing Entity is an end-user, but shall include the subsequent final sales to non-Affiliate Third Parties by any Selling Party, or (II) up to a maximum of one percent (1%) of the cumulative Net Sales during the applicable calendar year, sampling for preclinical, clinical, promotional or educational purposes conducted by or on behalf of the Selling Party for Royalty Product in the Field in such country in the Territory in accordance with the Selling Party’s usual and customary business practices;

Confidential material omitted and filed separately with the Commission.

All Net Sales will be calculated in Euros; and

If a Selling Party appoints a distributor for Royalty Product in the Field in one or more countries in the Territory, Net Sales will include the Net Sales invoiced by the Selling Party to such distributor, but it will not include any sales of Royalty Product in the Field in such countries in the Territory made by any such distributors.

“Patent” means any of the following, whether existing now or in the future anywhere in the Territory: (i) any issued patent (whether utility models, design patents or the like), including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal, supplemental protection certificates, any counterparts claiming priority therefrom, or any like governmental grant for protection of inventions, and any patent resulting from any post-grant proceeding involving any of the foregoing; (ii) any pending patent application (or application for any of the foregoing), including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications; and (iii) any applicable pediatric exclusivity period.

“Prosecution and Maintenance” means, with respect to a Patent, (i) the preparing, filing, prosecuting and maintenance of such Patent (including conducting all correspondence and interactions with any government office or court having jurisdiction over the same), including the right to apply for Patents pursuant to the International Convention for the Protection of Industrial Property or pursuant to any other convention, treaty, agreement or understanding and (ii) seeking, conducting or defending re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, inter partes reviews, post-grant reviews, the defense of oppositions and other similar proceedings with respect to the particular Patent (whether before or after issuance); and “Prosecute and Maintain” and “Prosecuting and Maintaining” have their correlative meanings.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or commercialization or other use or exploitation (including the granting of Marketing Approvals) of the Product in any jurisdiction, including the United States Food and Drug Administration and the European Medicines Agency.

“Royalty Product” means any Cx 601 Product Covered in the applicable country in the Territory by a Valid Claim together with any component, agent, delivery device, or dispensing device explicitly required by the applicable Marketing Approval therefor.  Furthermore, with respect to the U.S. only, if the Cx 601 Product is Covered by a Valid Claim during the Term in the U.S., and for so long as the Cx 601 Product is subject to any regulatory exclusivity in the U.S. (i.e., for so long as the Regulatory Authority in the U.S. may not grant a Marketing Approval in the U.S. for a product that is identical or substantially identical to the Cx 601 Product) (such period, the “Regulatory Exclusivity Period”) then it shall be deemed to be a Royalty Product in the U.S. for an additional period of up to three (3) years as from the expiry date of the last Valid Claim in the U.S. Covering the Cx 601 Product.

“Sublicensee” means any Third Party to whom a sublicense under the Licensed Patents has been granted, whether directly or indirectly.

Confidential material omitted and filed separately with the Commission.

“Takeda” means Takeda Pharmaceuticals International AG together with its Affiliates.

“Territory” means all of the countries and territories in the world.

“Third Party” means any Entity that is not a Party or an Affiliate of a Party (and in the case of Net Sales, any Entity that is not a Selling Party).

“U.S.” means the United States of America, together with its territories and protectorates including the Commonwealth of Puerto Rico.

“Valid Claim” means any issued claim of any Licensed Patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or been held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, through opposition, re-examination, reissue or disclaimer or the like. A claim of any Licensed Patent that is pending and not issued does not qualify as a Valid Claim; provided, however, that if such pending and not issued claim issues during the course of this Agreement, it shall qualify as a Valid Claim retroactively and shall, to the extent the issued claim Covers Royalty Product, trigger royalties in arrears on Net Sales made as from the application date of the relevant Licensed Patent.

(b)Additional Definitions.  Each of the following definitions shall have the meanings defined in the corresponding Sections of this Agreement indicated below:

Defined Term	Section
8(b) Expiration Date	8(b)
Assertion Notice	8(c)
Challenge	8(c)
Challenge Notice	8
Competing Enforcement Action	4(d)(ii)(1)
Competing Infringement	4(d)(i)
Competing Product	4(d)(i)
Confidential Information	7(a)
Denial Notice	8(b)
Dispute	10(b)
Double Tax	3(d)
Enforcing Party	4(d)(iii)
Financial Exhibit	3(a)
Indemnified Party	6(a)
Indemnifying Party	6(a)
JOCC	8(a)
MSB Indemnified Party	6(a)(ii)
MSB Liability	6(a)(ii)
MSB Oppositions	4(h)(i)
Negotiation Request	8(b)
New Indication	8(b)
New Product	8(b)

Confidential material omitted and filed separately with the Commission.

Other Party	9(c)(i)
Portfolio Offering	Definition of “Net Sales”
Pre-Issued MSB Patent	8(b)
Reactive Challenge	8
Regulatory Exclusivity Period	Definition of “Royalty Product”
Royalty Term	Exhibit C, II.b)
Rules	10(b)(ii)
Selling Party	Definition of “Net Sales”
Term	9(a)
TiGenix Indemnified Party	6(a)(i)
TiGenix Liability	6(a)(i)
TiGenix/Takeda Oppositions	4(h)(ii)
Third Party Claim	6(a)(i)

(c)Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Sections or Exhibits mean the particular Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (ii) the word “will” shall be construed in the imperative having the same meaning as the word “shall”; (iii) the word “day” or “year” means a calendar day or year; (iv) the word “notice” requires notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (v) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibit); (vi) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (x) neither Party nor its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party hereunder, and (xi) each Sublicensee shall be deemed to act with consent of TiGenix.

2.	LICENSE

(a)Exclusive License.  From and after the Effective Date and subject to the terms and conditions of this Agreement, MSB hereby grants to TiGenix, who accepts, an exclusive license under the Licensed Patents to (either by itself, by or on behalf of an Affiliate, or by a Third Party on its behalf) use, develop, manufacture, sell, offer for sale, store and import Royalty Product in each case solely for the Field in the Territory. For purposes of this Section 2(a), the term “exclusive” means that during the Term MSB, its Affiliates and any of their legal successors shall not (i) exercise the Licensed Patents with respect to the use, development, manufacture, sale, offer for sale, storage or importation of Royalty Product for the Field in the Territory or (ii) grant any Third Party any right under the Licensed Patents for any such purpose. From and after

Confidential material omitted and filed separately with the Commission.

the Effective Date the foregoing license shall apply to the use, development, manufacture, sale, offer for sale, storage and importation of Royalty Product for the Field in the Territory prior to the Effective Date, without any additional consideration for any such activity prior to the Effective Date.

(b)Sublicenses.  The license granted to TiGenix in Section 2(a) includes the right to grant sublicenses to (i) Affiliates and (ii) Third Parties (through multiple tiers); provided that all such sublicenses shall be (A) subject to and consistent with such license and this Agreement and (B) with respect to Third Parties that have been approved in writing by MSB, such approval not to be unreasonably withheld, conditioned or delayed.  The Parties acknowledge that as of the Effective Date Takeda is a Sublicensee of TiGenix and is deemed approved for such purposes.

(c)Settlement Relating to the Cx 601 Product and Release of Claims. This Agreement, through mutual concessions, puts a final and definitive end to any claims, liabilities or causes of action that the Parties, their Affiliates or any of their legal successors could have or make in relation to the Cx 601 Product for the Field in the Territory as of the Effective Date, provided with respect to each Party, that Party fulfills its obligations under Section 4(h) and without prejudice to TiGenix’s right to conduct a Challenge in accordance with Section 8(c). Subject to the same limitations and conditions, MSB releases TiGenix, its Affiliates and their Sublicensees or any of their legal successors from any and all claims of any nature that it had as of the Effective Date, whether known, unknown, or suspected to exist, to the extent related to the Cx 601 Product for the Field in the Territory. Without prejudice to any remedies available under this Agreement or at law or equity, any proceedings brought in breach of this settlement shall be withdrawn at the costs of the breaching Party.

(d)No Recognition. By entering into this Agreement, neither Party acknowledges any infringement to or validity/invalidity of the other Party’s Intellectual Property Rights and nothing in this Agreement shall be interpreted as such acknowledgment.

(e)No Other Rights. Each Party acknowledges that the rights under this Section 2 and elsewhere in this Agreement are limited to the express scope thereof.  Accordingly, (i) the license granted in Section 2(a) is limited to Royalty Product solely for the Field in the Territory and (ii) except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.

3.	PAYMENTS.

(a)Effective Date Payment.  As partial consideration of the license and other rights granted to TiGenix and obligations of MSB hereunder, TiGenix shall pay to Mesoblast Sàrl five million Euros within three (3) Business Days of the Effective Date, which payment, once paid, shall be non-refundable, and shall not be creditable against any other amount due hereunder.

(b)Other Payments.  TiGenix shall make the other payments to Mesoblast Sàrl as set forth in Exhibit C (the “Financial Exhibit”).

Confidential material omitted and filed separately with the Commission.

(c)Payment Method.  All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Mesoblast Sàrl.  All payments hereunder shall be made in Euros.

(d)Withholding Taxes. All amounts payable by TiGenix to Mesoblast Sàrl under this Agreement shall be subject to a five percent (5%) withholding in accordance with article 12.2 of the 1966 Convention between the Swiss Confederation and Spain for the avoidance of double taxation with respect to taxes on income and fortune, as amended by a Protocol signed 29 June 2006 and as further amended by a Protocol signed 27 July 2011 (the “Double Tax Treaty”), provided that Mesoblast Sàrl annually and timely provides TiGenix with a tax residency certificate as in Exhibit F (duly executed by the Swiss tax authorities), attesting that Mesoblast Sàrl is a tax resident in Switzerland for purposes of the Double Tax Treaty. Provided that Mesoblast Sàrl provides TiGenix with the afore-mentioned tax residency certificate, the amounts payable by TiGenix to Mesoblast Sàrl under this Agreement will not be subject to a twenty-four percent (24%) withholding in accordance with applicable Spanish legislation.

(e)Acknowledgement.  The Parties acknowledge that the economic terms and conditions set forth herein were negotiated and agreed to at arms-length and represent a fair and equitable valuation of the license for the benefit of TiGenix, its Affiliates and Sublicensees and the obligations of MSB hereunder. No other payment or compensation of any type shall be due in consideration of the license in Section 2(a).

4.	PATENT MATTERS

(a)Prosecution and Maintenance.  Subject to the provisions of this Section 4(a), MSB (itself or through one or more other Entities acting under its authority) shall perform and control the Prosecution and Maintenance of the Licensed Patents at its own expense, using patent counsel of its choice. MSB shall keep TiGenix reasonably informed regarding material matters related to the Prosecution and Maintenance of each Patent within the Licensed Patents to the extent relevant to Royalty Product. In the event that MSB elects to abandon any Licensed Patent, it shall notify TiGenix at least sixty (60) days in advance, in which case TiGenix shall have the right to perform and control the Prosecution and Maintenance of such Licensed Patent, at its sole expense in the name of MSB, except that TiGenix shall have the right to credit the amounts incurred with respect to the Prosecution and Maintenance of such Licensed Patent against the amounts due pursuant to Paragraph II(a) of the Financial Exhibit with respect to Royalty Products Covered by such Licensed Patent.

(b)Update of Exhibits A and B.  If a Party reasonably believes that either Exhibit A (Issued Licensed Patents) or Exhibit B (Pending Licensed Patents) should be updated to include one or more additional Patents, then such Party shall provide the other Party notice setting out for the basis for such belief and, subject to the Parties agreeing in writing, Exhibit A and/or Exhibit B, as applicable shall be appropriately updated.

(c)Future Inventions. For the avoidance of any doubt, each Party is and remains free to Prosecute and Maintain Patents or other Intellectual Property Rights that it owns or otherwise has the appropriate rights to, including but not limited to independent developments and improvements of the Licensed Patents.

Confidential material omitted and filed separately with the Commission.

(d)Enforcement.

(i)Notice.  Subject to the provisions of this Section 4(d), in the event that either Party reasonably believes that any Licensed Patent (A) is being infringed by a Third Party’s product or process comprising allogenic adipose-derived MSCs for the Field in the Territory that is Covered by a Valid Claim (such product, a “Competing Product” and such infringement, a “Competing Infringement”) or (B) is subject to a declaratory judgment action arising from Competing Infringement, such Party shall promptly notify the other Party.

(ii)Enforcement Actions.

(1)As between the Parties, MSB (itself or through one or more other Entities acting under its authority) shall have the right (but not the obligation) to initiate and control at its expense an action alleging infringement of a Licensed Patent with respect to any Competing Infringement (any, a “Competing Enforcement Action”).

(2)TiGenix shall have the right (but not the obligation) to initiate and control at its expense a Competing Enforcement Action in the event that (A) MSB fails to commence any Competing Enforcement Action within sixty (60) days after the notice described in Section 4(d)(i) (or within such shorter period as may be necessary to initiate and maintain full enforcement rights under such Competing Enforcement Action within the statutory or other binding time limitations), (B) there are no Patents (other than Licensed Patents) that TiGenix, its Affiliate or Sublicensee could reasonably enforce against such Competing Product, and (C) there is a reasonable likelihood that a court establishes the Competing Infringement; provided that “a reasonable likelihood” in this context means that it is more likely than not that a court deciding on the merits would establish a Competing Infringement without materially adversely affecting the License Patent; and provided that, in the event the Parties fail to agree amongst themselves on whether there is such reasonable likelihood within a period of thirty (30) days after the notice described in Section 4(d)(i) (or within such shorter period as may be necessary to initiate and maintain full enforcement rights under such an action within the statutory or other binding time limitations), such matter shall be referred for resolution to one (or three) independent patent attorney(s) practicing in a country where the Competing Infringement is occurring, who should provide a reasoned opinion on the issue as a matter of urgency, and in any event no later than thirty (30) days after such referral (or within such shorter period as may be necessary to initiate and maintain full enforcement rights under such an action within the statutory or other binding time limitations). TiGenix shall provide MSB with an opportunity to make suggestions and comments with regard to such a Competing Enforcement Action controlled by TiGenix and shall consider and incorporate, in its reasonable discretion, such suggestions and comments.

(iii)Cooperation.  The Party controlling any Competing Enforcement Action in accordance with this Section 4(d) (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Competing Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense without prejudice to Section 4(c)(iv) but will not be an Enforcing Party.  In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense. If TiGenix is the Enforcing Party, MSB shall join any Competing Enforcement Action as a party-plaintiff, upon TiGenix’s request and

Confidential material omitted and filed separately with the Commission.

expense, if and to the extent such joinder is necessary to fully enforce rights under, and obtain remedies in respect of, the Competing Infringement. The Enforcing Party shall also have the right to control settlement of the Competing Enforcement Action; provided, however, no settlement shall be entered into without the consent of the other Party if such settlement would have a material adverse effect on the interests of the other Party, which consent shall not be unreasonably withheld.

(iv)Costs and Recoveries. Any recovery received as a result of any Competing Enforcement Action pursuant to this Section 4(d) shall be used first to reimburse the Enforcing Party for the costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Competing Enforcement Action. The remainder of the recovery attributable to the Competing Infringement shall be paid as follows: (A) if MSB is the Enforcing Party: ****% of such remainder of the recovery shall be paid to TiGenix and ****% shall be paid to MSB or (B) if TiGenix is the Enforcing Party:  ****% of such remainder of the recovery shall be paid to TiGenix and ****% shall be paid to MSB.

(e)Patent Marking.  TiGenix shall mark (or cause to be marked) Royalty Product sold or offered for sale with appropriate Licensed Patent numbers or indicia at MSB’s request, to the extent permitted by Applicable Law, it being understood that (i) TiGenix shall only be required to do so in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Licensed Patents and (ii) in no event TiGenix shall have to mark (or cause to be marked) more than what is necessary and customary for achieving said purpose in such country.

(f)Patent Assignment. In the event that MSB elects to assign or transfer any rights to or under any Licensed Patent, MSB shall ensure that each assignment or other transfer of any Licensed Patent shall be expressly subject to the terms and conditions of this Agreement, such that the rights and obligations (including the license) under this Agreement are opposable towards any Third Party to whom such Licensed Patent is assigned or transferred.

(g)Registration of the License. TiGenix shall have the right (but not the obligation), at its cost, to record with any and all of the relevant intellectual property (including, patent) offices, TiGenix deems appropriate, throughout the Territory, the rights and obligations under this Agreement, and MSB shall reasonably assist TiGenix in connection therewith, at TiGenix’s cost; for the avoidance of doubt, nothing in this Section 4.(g) alters MSB’s obligations  under Section 4.(f).

(h)****.

5.	REPRESENTATIONS AND WARRANTIES

(a)Representations and Warranties By MSB. MSB hereby represents and warrants to TiGenix as follows that, as of the Effective Date:

(i)Organization and Good Standing.  Each of Mesoblast Inc. and Mesoblast Sàrl is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation;

Confidential material omitted and filed separately with the Commission.

(ii)Authority.  MSB has the full power and authority and has obtained all consents, approvals, or other authorizations required to enter into this Agreement and to grant the rights granted for the benefit of TiGenix, its Affiliates and Sublicensees hereunder;

(iii)Valid and Binding Agreement.  This Agreement has been duly executed and delivered by MSB and constitutes the legal, valid and binding obligation of MSB and its Affiliates, enforceable against MSB in accordance with its terms;

(iv)Non-Contravention.  MSB and its Affiliates have not entered into any license, covenant not to sue or other agreement, written or oral, with any other Entity which (A) would conflict with or otherwise limit MSB’s ability to grant the rights hereunder for the benefit of TiGenix, its Affiliates and Sublicensees or (B) would prevent MSB from carrying out any of its obligations hereunder;

(v)Title and Contest.

(1)MSB owns and/or possesses such right, title, and interest to the Licensed Patents, whether by ownership, license or otherwise, as are necessary (A) to grant the rights for the benefit of TiGenix, its Affiliates and Sublicensees hereunder, in particular the license, and (B) to carry out all of the respective obligations of MSB (on behalf of itself and its Affiliates and their legal successors hereunder), without giving rise to any violation of the rights of any Third Party and without breaching the terms of any agreement with any Third Party;

(2)To MSB’s Knowledge (A) there are no actions, suits, investigations, claims, or proceedings (including reexamination, reissue, interference proceeding, or any similar proceeding) threatened, pending, or in progress relating in any way to the Licensed Patents other than those set forth on Exhibit D, provided TiGenix complies with its obligations in Section 4(h) and (B) no Competing Infringement exists;

(3)Neither MSB nor any of its Affiliates has received any notice of a claim of another Entity that such other Entity has an ownership interest in the Licensed Patents;

(4)To MSB’s Knowledge, (A)(I) the Patents listed on Exhibit A are all issued Patents and (II) the Patents listed on Exhibit B are all pending Patents, in each case (I) and (II) owned or controlled by MSB or its Affiliates that Cover the Cx 601 Product for the Field in the Territory; and (B) except for the Licensed Patents, there are no other Intellectual Property Rights owned or controlled (whether by ownership, license or otherwise) by MSB or its Affiliates that Cover, or are used for, the Cx 601 Product for the Field in the Territory; and (C) MSB has not assigned prior to the Effective Date any Patent or other Intellectual Property Right Covering, or used for, the Cx 601 Product for the Field in the Territory;

(vi)Validity.  The Licensed Patents have not been declared abandoned, or been found invalid, unpatentable, or unenforceable for any reason including in a final decision in any administrative, arbitration, judicial, or other proceeding. Further, the Licensed Patents (A) that are issued have, to MSB’s Knowledge, been validly granted and (B) have been, to MSB’s Knowledge, Prosecuted and Maintained in the period since MSB owned or controlled such Licensed Patent, with an objectively reasonable belief (but no guarantee) that the claimed subject matter is adequately described and enabled, novel, non-obvious and otherwise meets all patentability requirements;

Confidential material omitted and filed separately with the Commission.

(vii)Fees.  No failure to timely pay maintenance fees, annuities, and the like due or payable with respect to the Licensed Patents has occurred that has or would have a material adverse effect on the Licensed Patents; and

(viii)Non-infringement of Third Party Patents. To the Knowledge of MSB, there are no Patents that will necessarily be infringed by the exercise of the Licensed Patents in accordance with this Agreement.

(b)Representations and Warranties By TiGenix.  TiGenix hereby represents and warrants to MSB as follows that, as of the Effective Date:

(i)Organization and Good Standing.  TiGenix is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation;

(ii)Authority.  TiGenix has the full power and authority and has obtained all consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder; and

(iii)Valid and Binding Agreement.  This Agreement has been duly executed and delivered by TiGenix and constitutes the legal, valid and binding obligation of TiGenix enforceable against TiGenix in accordance with its terms.

(c)Disclaimer of Representations and Warranties.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 5, AND OTHERWISE EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION; LIMITATIONS.

(a)Indemnification.

(i)MSB shall indemnify and hold harmless TiGenix and its Affiliates, principals, employees, officers, directors, stockholders, successors, assigns (each, a “TiGenix Indemnified Party”) from and against all claims, disputes, controversies, demands, causes of action in each case of the foregoing brought by a Third Party (any, a “Third Party Claim”) and debts, obligations, judgments, liens, liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) from a Third Party Claim (collectively, “TiGenix Liability”) which a TiGenix Indemnified Party may incur, suffer, or be required to pay resulting from or arising in connection with any Third Party Claim arising out of or relating to any breach of any representation or warranty of MSB set forth in this Agreement;

(ii)TiGenix shall indemnify and hold harmless MSB and its Affiliates, principals, employees, officers, directors, stockholders, successors and assigns (a “MSB Indemnified Party”) from and against all Third Party Claims and debts, obligations, judgments, liens, liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) from a Third Party Claim (collectively, “MSB Liability”) which a MSB

Confidential material omitted and filed separately with the Commission.

Indemnified Party may incur, suffer, or be required to pay resulting from or arising in connection with any Third Party Claims arising out of or relating to (A) any breach of any representation or warranty of TiGenix set forth in this Agreement or (B) any exercise of the license under Section 2(a) by or under authority of TiGenix, its Affiliates or Sublicensees;

To be eligible to be indemnified hereunder, the TiGenix Indemnified Party or MSB Indemnified Party, as applicable (the “Indemnified Party”) shall provide the Party obligated to indemnify (the “Indemnifying Party”) with prompt notice of the Third Party Claim, giving rise to the indemnification obligation pursuant to this Section 6(a). The Indemnifying Party shall take all appropriate actions, including actions in court, in order to preserve the Indemnified Party’s rights under this Agreement, and shall voluntarily intervene in any proceedings brought in that context against the Indemnified Party, upon its first request. The Indemnified Party shall have the right to participate at its own expense, with counsel of its choice, in the defense of any action that has been assumed by the Indemnifying Party. The Indemnifying Party shall bear all the costs and expenses (including court, attorneys’ and professional fees) related to its defense of the Third Party Claim. The Indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the Indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall have no obligations with respect to any TiGenix Liability or MSB Liability (as applicable) resulting from the Indemnified Party’s admission, settlement or other communication without the prior written consent of the Indemnifying Party.

(b)Limitation on Consequential Damages.  OTHER THAN DIRECT CONTRACTUAL DAMAGES AND WITHOUT LIMITING EITHER PARTY’S OBLIGATIONS UNDER SECTION 4(e) OR SECTION 6(a), NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE, OR IMPUTED), REPRESENTATION, STRICT LIABILITY, OR ROYALTY PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.	CONFIDENTIALITY; PRESS RELEASE.

(a)Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

(i)was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

Confidential material omitted and filed separately with the Commission.

(ii)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

(iii)became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

(v)was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party not known by the receiving Party to have an obligation to the disclosing Party not to disclose such information to others.

(b)Authorized Use and Disclosure.  Each Party may disclose Confidential Information of the other Party, but only to the extent such disclosure is absolutely necessary and limited to the furthest extent possible, in the following situations:

(i)enforcing its rights or the obligations of the other Party under, or arising out of, this Agreement, in accordance with Section 10(b) of this Agreement;

(ii)complying with Applicable Laws and regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to tax or other governmental authorities; provided that the receiving Party has provided prior notice of such disclosure to the disclosing Party (unless prohibited by Applicable Law) and afforded the disclosing Party the opportunity to resist or obtain protections in respect of such disclosure;

(iii)disclosure to its or its Affiliates’ employees, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need–to-know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipients of such Confidential Information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 7 prior to any such disclosure; and

(iv)disclosure to existing and potential merger partners, acquirers or licensees/Sublicensees (including in the case of TiGenix, Takeda), including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or potential investment, acquisition or business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential consistent with the nature of the Confidential Information so disclosed, which will in any event not be less strict than the provisions set out in this Section 7.

Confidential material omitted and filed separately with the Commission.

(c)Publicity.

(i)Agreement Terms.  Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except as provided for in Section 4(g), or to consultants, advisors, and existing and potential merger partners, acquirers or licensees/Sublicensees (including in the case of TiGenix, Takeda) (including their respective consultants, financial advisors, lawyers and accountants) and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by Applicable Law or the rules of any applicable securities exchange.  Notwithstanding the foregoing, the Parties agree to issue the joint press release attached hereto as Exhibit E announcing the execution and the material terms of this Agreement on the Effective Date (****); thereafter, MSB and TiGenix may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

(ii)Publicity Review.  To the extent that any other disclosure with respect to matters within the scope of this Agreement is required by Applicable Law or the rules of recognized stock exchanges with respect to a Party, such Party shall provide the other Party with at least 72 hours advanced written notice to review and comment on such statement.

8.	JOCC / NEGOTIATIONS FOR OTHER RIGHTS / NO CHALLENGE.

(a)Joint Oversight/Cooperation Committee.  Promptly after the Effective Date, TiGenix and MSB shall establish a joint oversight/cooperation committee (the “JOCC”) to (i) oversee the interactions of the Parties under this Agreement, (ii) cooperate to avoid disputes between the Parties under this Agreement, (iii) in the event that a Licensed Patent is infringed by a product for the Field in the Territory, which product is not comprised of allogenic adipose-derived MSCs and if requested by TiGenix, discuss the possibility of MSB enforcing such Licensed Patent against such infringement, and (iv) discuss those certain matters described in this Section 8.  The JOCC shall consist of an equal number of representatives from each of MSB and TiGenix, and unless otherwise agreed such number shall be two (2) representatives appointed by each of MSB and TiGenix. Either Party may replace its respective representative(s) to the JOCC at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of responsibility within that Party’s organization as the individual he or she is replacing, but may have different area of responsibility. The JOCC shall meet at least once every six (6) months or more often as either Party may reasonably request at which meetings the JOCC shall discuss the interactions between the Parties hereunder and attempt to address any concerns of either Party within the context of the terms and conditions of this Agreement.

(b)Other Rights to the Licensed Patents.  If TiGenix (or any Entity under authority of TiGenix) has (i) filed investigational drug application (IND) or equivalent filing necessary to initiate a phase three (3) or equivalent pivotal human clinical trial with the applicable Regulatory Authority, which IND or filing is effective, for (A) the Cx 601 Product for any indication outside of the Field (each, a “New Indication”) or (B) another product (other than the Cx 601 Product) comprising allogeneic adipose-derived MSCs for treatment of any indication (any, a “New

Confidential material omitted and filed separately with the Commission.

Product”), (ii) received a term sheet from a Third Party for the development or commercialization of (A) the Cx 601 Product for a New Indication in the Territory or (B) a New Product, or (iii) with respect to any Patent owned or controlled by MSB, the period to conduct a Challenge (as defined in Section (c)), including oppose, file an interference or conduct any pre-issuance challenge, with respect to such Patent has started running (each, a “Pre-Issued MSB Patent”), then TiGenix has the right (but not the obligation) to notify a written request to the JOCC (which request shall identify the particular product, the indication and the corresponding Patent(s) owned or controlled by MSB that TiGenix would like to obtain a license for (any, a “Negotiation Request”) and which request shall have to be treated with outmost confidentiality by MSB and its Affiliates and the contents of which shall not be published or otherwise disclosed by MSB and its Affiliates, nor used by MSB and its Affiliates for any purpose other than the assessment of TiGenix’s New Indication or New Product under this Section 8(b)), and unless MSB notifies TiGenix within thirty (30) days of the Negotiation Request that MSB has determined in good faith that the proposed grant would compete with any product then planned, under development or being marketed by or under authority of MSB or its Affiliate, or is of future commercial interest to MSB or its Affiliate, or is otherwise prohibited from making such a grant (any a “Denial Notice”), the JOCC shall discuss in good faith (including meeting at least one time specifically for such discussions) the possibility that MSB would grant appropriate licenses/covenants not to sue under the Licensed Patents and/or other MSB Patents, including  Pre-Issued MSB Patent and the terms and conditions of such grant. If MSB provides a Denial Notice or the Parties do not enter into a definitive agreement (whether as an amendment to this Agreement or otherwise) for any reason within sixty (60) days of the Negotiation Request (this period being extendable upon the written agreement of the Parties), then neither Party shall have any further obligation or liability with respect to such Negotiation Request (the date thereof, the “8(b) Expiration Date”). To avoid any doubt, a decision by TiGenix not to make a Negotiation Request shall not constitute a breach under this Agreement.

(c)Limited cause for termination due to a Challenge. During the term of this Agreement and with respect to the Licensed Patents, TiGenix agrees (and shall cause each of its Affiliate and Sublicensees to agree) (A) absent a Negotiation Request with respect to a particular Patent pursuant to Section 8(b) not to (i) challenge in any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of such Patent, (ii) initiate a reexamination of such Patent or otherwise submit any materials for such purposes, or (iii) assist any Third Party to conduct any of the foregoing activities (each, a “Challenge”) or (B) in the case of a Negotiation Request with respect to a particular Patent pursuant to Section 8(b), not to conduct a Challenge at any time prior to the 8(b) Expiration Date, unless the time limitations in Section 8(b) would result in TiGenix being time barred for conducting a Challenge, including in particular an opposition, interference or other challenge, with respect to such Patent.

Notwithstanding these limited exceptions (A) and (B), TiGenix (or its Affiliate or Sublicensee) shall have and retain any and all right to conduct a Challenge, including with respect to Licensed Patents and Pre-Issued MSB Patents, by way of a Reactive Challenge. “Reactive Challenge” means a Challenge of a Patent that MSB has asserted or threatened in writing to assert (either itself, an Affiliate or via a Third Party) against any product of TiGenix, its Affiliate or Sublicensee.

Confidential material omitted and filed separately with the Commission.

Nothing in this Section 8(c) shall prohibit nor limit in any way TiGenix’s right to conduct a Challenge against a Patent of MSB other than a Licensed Patent, provided that TiGenix has provided the Challenge Notice (as defined below) with respect thereto.

TiGenix and MSB agree that the end result of any Challenge, other than a Reactive Challenge, shall not affect the payments to Mesoblast Sàrl as set forth in Exhibit C, including the payment of royalties for Royalty Product under this Agreement, to the extent that there is still a Valid Claim Covering said Royalty Product.

Except in case of a Reactive Challenge, TiGenix shall notify MSB at least thirty (30) days prior to initiating a Challenge (each, a “Challenge Notice”) whereby TiGenix, its Affiliate and Sublicensees shall not initiate a Challenge until each of the 8(b) Expiration Date, if applicable, and the Challenge Notice have occurred.

MSB shall notify TiGenix at least thirty (30) days prior to asserting a Patent against TiGenix, its Affiliates and/or its Sublicensees (each, an “Assertion Notice”) and MSB (itself, an Affiliate or a Third Party on behalf thereof) shall not assert such Patent until the Assertion Notice has occurred.

9.	TERM AND TERMINATION.

(a)Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 9, shall continue in full force from and after the Effective Date until the expiration of the Royalty Term as set forth in the Financial Exhibit (the “Term”).

(b)[Left intentionally blank].

(c)Termination.

(i)(A) Either Party may terminate this Agreement in the event the other Party (the “Other Party”) or its Affiliates (or any Entity acting on behalf of the Other Party or its Affiliate) materially breaches this Agreement, including any breach of the representations and warranties under Section 5, and such breach shall have continued for ninety (90) days after notice thereof was provided to the Other Party.  Any such termination shall become effective upon notice thereof at the end of such ninety (90) day period unless the Other Party has cured any such breach prior to the expiration of the ninety (90) day period; (B) In case TiGenix is of the opinion that there is no Valid Claim Covering the Cx 601 Product in a given country at a given time as a result of the fact that the only Valid Claims then Covering the Cx 601 Product (W) have been invalidated as a result of a Challenge in accordance with Section 8(c), (X) have been invalidated by a Third Party, (Y) were previously pending Licensed Patents which when issued, issued more narrowly than prosecuted, or (Z) have been abandoned by MSB and not Prosecuted and Maintained by TiGenix pursuant to Section 4(a), and on that basis it is not obligated to pay royalties for the Net Sales in that country, it may notify MSB and if MSB disagrees, the Parties shall refer the matter to the JOCC for resolution first. If the JOCC does not succeed in resolving the disagreement within three (3) months, the Parties shall refer their dispute for resolution pursuant to Section 10(b). MSB shall not have the right to terminate the

Confidential material omitted and filed separately with the Commission.

Agreement in the case of (B) as long as (I) the matter is pending before the JOCC and/or pursuant to Section 10(b) and (II) TiGenix pays into an escrow account the amount that would have otherwise been payable to MSB for such Cx 601 Product had it been a Royalty Product.  In such event, if the matter is resolved in the favor of TiGenix, then TiGenix shall receive the amounts set forth in such escrow account or if the matter is resolved in the favor of MSB, then MSB shall receive the amounts set forth in such escrow account (in each case together with any interest at the rate set forth in Exhibit C, Paragraph II(f)). Any termination based on the situation in this Section 9(c)(i)(B), for breach or otherwise, shall in any event be limited to the country in question and not affect the license in the remainder of the Territory.

(ii)MSB may terminate this Agreement upon delivery of written notice to TiGenix in the event that (A) TiGenix files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, or (B) TiGenix makes an assignment of substantially all of its assets for the benefit of its creditors.

(d)Termination for Failure under Section 4(h). Either Party may terminate this Agreement in its entirety immediately upon notice if the other Party does not fulfill its obligations under Section 4(h) in its entirety.

(e)General Effects of Expiration or Termination.

(i)Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(ii)Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(f)Surviving Sections.  The following Sections shall survive expiration or termination of this Agreement for any reason: Sections 1, 2(d), 2(e), 6, 7 and 8(b) (the latter only with respect to MSB’s restricted use and confidentiality obligations regarding the contents of a Negotiation Request) (both for seven (7) years after termination or expiration) 9(e), 9(f), 10, and Financial Exhibit Paragraphs II(c), (d), (e) and (f) (each for three (3) years after termination or expiration). Except as otherwise expressly provided in this Section 9, all other rights, obligations and provisions shall expire upon the expiration or termination of this Agreement.

10.	MISCELLANEOUS

(a)Governing Law.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, without reference to its choice of law principles to the contrary.

Confidential material omitted and filed separately with the Commission.

(b)Dispute Resolution.  Any dispute arising out of or related to this Agreement (any, a “Dispute”) shall be resolved through binding arbitration, which arbitration may be initiated by either Party by written notice to the other Party referencing the particular Dispute and this Section 10(b), on the following basis:

(i)The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.

(ii)The arbitration shall be administered in accordance with UNCITRAL Arbitration Rules then in effect (the “Rules”).

(iii)The arbitration shall be conducted by a single arbitrator mutually agreed by the Parties, or if the Parties are unable to agree on a single arbitrator, then a panel of three arbitrators.  In each case, the arbitrators shall be neutral, independent individuals with experience in the biopharmaceutical business related to the matter of the Dispute. Within thirty (30) days after the notice initiating the arbitration, each Party shall appoint one arbitrator meeting the foregoing criteria by written notice to the other Party and the two Party-appointed arbitrators shall select the third arbitrator within thirty (30) days of their appointment. If the Party-appointed arbitrators are unable to agree upon the third arbitrator, the third arbitrator shall be appointed in accordance with the Rules.

(iv)Judgment upon the award rendered by such arbitrator(s) shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

(v)Either Party may apply to the arbitrator(s) for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

(vi)The arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(vii)Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator(s)’ and any administrative fees of arbitration, unless the arbitrator(s) determine that a Party has incurred unreasonable expenses due to vexatious or bad faith position taken by the other Party, in which event, the arbitrator may make an award of all or any portion of such expense so incurred.

(viii)Reasons for the arbitrators’ decision should be complete and explicit, including determinations of law and fact.  The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.  Such written decision should be rendered by the arbitrator(s) following a full comprehensive hearing, as soon as practicable but in no event later than six (6) months following the selection of the arbitrator(s) under Section 10(b)(iii).

Confidential material omitted and filed separately with the Commission.

(ix)Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(x)In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such Dispute pursuant to this Section 10(b).

(c)Notices.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt confirmed) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent) two (2) days after such mailing, to the Party to which it is directed at its address shown below or such other address as such Party will have last given by notice to the other Party.  Email notice shall be provided for any postal or certified mailing.

If to MSB:

Mesoblast Limited
55 Collins Street, Level 38
Melbourne 3000
Victoria Australia
Attention: Peter T. Howard, General Counsel
Email: peter.howard@mesoblast.com
Telephone: +61 3 8662 1710
Facsimile: +61 3 9639 6030

With a copy to:	Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304-1050 United States Attention: Ian B. Edvalson, Esq. Email: iedvalson@wsgr.com Telephone: (650) 493-9300 Facsimile: (650) 493-6811
If to TiGenix:	TiGenix, S.A.U.

Calle Marconi 1

Parque Tecnológico de Madrid

28760 Tres Cantos (Madrid)

Spain

Attention: An Moonen, General Counsel
Email: an.moonen@tigenix.com
Telephone: +32 (0)16 39 79 37

Confidential material omitted and filed separately with the Commission.

With a copy to:	Bird & Bird LLP Avenue Louise 235, box 1 1050 Brussels Belgium Attention: Jean-Christophe Troussel Email: jtr@twobirds.com
Telephone: +32(0)2 282 60 00 Facsimile: +32 (0) 2 282 60 11

(d)Relationship of Parties.  The Parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment, or agency relationship between the Parties.  Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement, or undertaking with any Third Party.

(e)Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid or unenforceable provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

(f)Waiver.  Failure or delay by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.  All waivers shall be obtained in writing signed by an authorized representative of the Party granting the waiver.

(g)Assignment.  This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party.  Notwithstanding the foregoing, (i) either Party may assign this Agreement, without the written consent of the other Party, (A) to an Affiliate of such Party or (B) to a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise), which in the case of TiGenix would include a Third Party (including a Sublicensee) to which TiGenix has made a global assignment of the Cx 601 Product and all of the activities and assets related thereto, and (ii) MSB has the right to assign its right to collect payments under this Agreement, without the written consent of TiGenix, to a Third Party.  No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement.  Except as expressly provided in this Section 10(g), any attempted assignment or transfer of this Agreement shall be null and void.  Subject to the foregoing, the terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of either Party.

(h)Third Party Beneficiaries.  Except as expressly provided in Section 6(a), this Agreement is not intended to confer any right or benefit on any Third Party (including, but not limited to, any employee or beneficiary of any Party), and no action may be commenced or prosecuted against a Party by any Third Party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.  Only the Parties hereto and their permitted heirs, successors, and assigns shall have any rights hereunder.

Confidential material omitted and filed separately with the Commission.

(i)Compliance with Applicable Law; Anti-Corruption.

(i)General.  Notwithstanding anything to the contrary contained herein, all rights and obligations of MSB and TiGenix are subject to prior compliance with, and each Party shall comply with, all Applicable Law, including obtaining all necessary approvals required by the applicable agencies of the governments of each jurisdiction in which it operates.  In addition, each Party shall conduct, and shall require Entities acting on its behalf or under its authority to conduct, activities under this Agreement in accordance with good scientific and business practices and Applicable Law.

(ii)Anti-Corruption.  Each Party represents, warrants and covenants that (a) it has complied and will comply with Anti-Corruption Laws, in all material respects; (b) it has not permitted and will not knowingly permit any Person acting on its behalf to violate any Anti-Corruption Law; and (c) it and its Affiliates and their employees, agents and contractors will not make any payments or transfer of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any other improper advantage.  Each Party will promptly report to the other Party if there is a government or judicial determination of a violation of Anti-Corruption Laws by such Party.

(j)Entire Agreement.  This Agreement, including its Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and merges and supersedes all prior agreements, understandings, negotiations, and discussions.  Neither Party will be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

(k)Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

Confidential material omitted and filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

MESOBLAST, Inc.	MESOBLAST INTERNATIONAL SÀRL

By:	By:
Name:	Name:
Title:	Title:

TIGENIX S.A.U.

By:
Name:
Title:

Confidential material omitted and filed separately with the Commission.

EXHIBIT A
ISSUED LICENSED PATENTS

****

Confidential material omitted and filed separately with the Commission.

EXHIBIT B
PENDING LICENSED PATENTS

****

Confidential material omitted and filed separately with the Commission.

EXHIBIT C
FINANCIAL EXHIBIT

I.Milestone Payments.

a)

****.  TiGenix shall pay to Mesoblast Sàrl **** Euros per individual country (i.e., a total maximum of five (5) million Euros) upon the earlier of (i) thirty (30) days of approval, agreement, determination or governmental decision establishing the commercial price for Royalty Product in **** and (ii) twelve (12) months from the Effective Date.

b)

****.  TiGenix shall pay to Mesoblast Sàrl **** Euros per individual country (i.e., a total maximum of two (2) million Euros) within thirty (30) days of the receipt of the first Marketing Approval by or on behalf of TiGenix, its Affiliate or Sublicensee for Royalty Product in ****.

c)

****.  TiGenix shall pay to Mesoblast Sàrl eight (8) million Euros within thirty (30) days of the receipt of the first Marketing Approval by or on behalf of TiGenix, its Affiliate or Sublicensee for Royalty Product in ****.

d)

Notice.  TiGenix shall promptly notify Mesoblast Sàrl of the accomplishment of each milestone set forth in paragraph I a) – c), inclusive. The payments under this Paragraph I shall be non-refundable and non-creditable, unless provided otherwise under this Agreement.

II.Royalty Payments.

a)

Royalty Payments.  TiGenix shall pay to Mesoblast Sàrl quarterly royalty payments of (i) **** percent (****%) of Net Sales of Royalty Product in the United States and (ii) **** percent (****%) of Net Sales of Royalty Product in all other jurisdictions throughout the Territory.

b)

Royalty Term.  TiGenix’s royalty obligations shall commence on the Effective Date and continue in a given country for the Royalty Product until the date upon which the last Valid Claim Covering the Cx 601 Product expires in such country or, only with respect to the U.S., until the later of (i) the date upon which the last Valid Claim Covering the Cx601 Product in the U.S. expires or (ii) expiration of the Regulatory Exclusivity Period in the U.S.; provided that the period described in this clause (ii) shall not extend more than **** after the expiration of the period in clause (i) (the “Royalty Term”). For the avoidance of doubt, and without prejudice to the above exception regarding the U.S., no royalty shall be due in any such country where there is no Valid Claim Covering the Cx 601 Product.

c)

Payment/Reports.  All payments under this Paragraph II shall be due and payable within thirty (30) days after receipt of a proper invoice therefor from Mesoblast Sàrl. To that effect, TiGenix shall deliver to Mesoblast Sàrl, within thirty (30) days after the last day of the calendar quarter during which the corresponding Net Sales accrue (including with respect to Sublicensees) an overview of Net Sales on a country by country basis.

Confidential material omitted and filed separately with the Commission.

d)

Inspection of Records.  TiGenix shall keep full and accurate books and records setting forth gross invoiced amounts for Royalty Product, Net Sales, itemized deductions from gross invoiced amounts taken to calculate Net Sales and other amounts payable hereunder to Mesoblast Sàrl under this Paragraph II. TiGenix shall permit MSB, by independent qualified public accountants (which shall not be compensated on a contingent fee basis) engaged by MSB and reasonably acceptable to TiGenix, to examine such books and records at any reasonable time and on a thirty (30) day advance notice, to the extent necessary to verify any payment or report required under this Agreement.  Accountants may be required by TiGenix to enter into a reasonably acceptable confidentiality agreement. MSB shall bear the out of pocket cost of any such examination and review; provided that if the inspection and audit shows an underpayment of more than five percent (5%) of the amount due for the applicable period, then TiGenix shall promptly reimburse MSB for all costs incurred in connection with such examination and review.  TiGenix shall promptly pay to Mesoblast Sàrl the amount of any underpayment revealed by an examination and review. Any overpayment by TiGenix revealed by an examination and review shall be fully-creditable against any future payment owed by TiGenix to Mesoblast Sàrl under this Paragraph II.

e)

TiGenix shall also cause each Selling Party to keep full and accurate books and records so as to allow TiGenix to comply with the terms and conditions of this Agreement. For each Selling Party, TiGenix shall obtain audit rights and perform (or have performed) audits at the Selling Parties. If MSB has substantiated reasons to believe that a Selling Party is not accurately reporting Net Sales to TiGenix, it shall be entitled to ask TiGenix to perform an audit of the Selling Party’s books and records. TiGenix shall provide MSB with a copy of the findings of such audit. If the inspection and audit shows no underpayment of more than ten percent (10%) of the amount due for the applicable period, the costs of such audit shall be borne entirely by MSB. If it does, TiGenix shall pay the cost of such audit. TiGenix shall promptly pay to Mesoblast Sàrl the amount of any underpayment revealed by an examination and review. No more than one audit of a Selling Party per calendar year shall be conducted under this Agreement.

f)

Late Payment.  Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) the rate equal to the thirty (30) day bank lending  rate effective for the date that payment was due, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” column, on the date such payment was due, plus an additional three hundred (300) basis points, or (ii) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Paragraph II(f) shall in no way limit any other remedy available to MSB.

Confidential material omitted and filed separately with the Commission.

EXHIBIT D

OPPOSITIONS RELATING TO LICENSED PATENTS

****

Confidential material omitted and filed separately with the Commission.

EXHIBIT E

PRESS RELEASE

[Attached behind]

Confidential material omitted and filed separately with the Commission.

PRESS RELEASE

REGULATED INFORMATION

INSIDE INFORMATION

Mesoblast grants TiGenix an exclusive global patent license to use adipose-derived mesenchymal stem cells in the local treatment of fistulae

New York, USA, Melbourne, Australia and Leuven, Belgium, December 14, 2017 - Mesoblast Limited (ASX: MSB; Nasdaq: MESO) and TiGenix NV (Euronext Brussels and Nasdaq: TIG) today announce that Mesoblast has granted TiGenix exclusive access to certain of its patents to support global commercialization of the adipose-derived mesenchymal stem cell product Cx601 for the local treatment of fistulae. The agreement includes the right for TiGenix to grant sub-licenses to affiliates and third parties, including TiGenix’s current development and commercialization partner ex-United States.

As consideration, Mesoblast will receive up to €20 million (approximately USD$24 million) in payments, with €5 million upfront, €5 million within 12 months, and up to €10 million in product regulatory milestones. Additionally, Mesoblast will receive single digit royalties on net sales of Cx601.

TiGenix CEO Eduardo Bravo said: “We are delighted to have concluded this exclusive license agreement with Mesoblast, which will broaden our IP protection for Cx601 as we move closer to commercialization in Europe. We continue advancing our global pivotal Phase 3 clinical trial to support a future Biologics License Application (BLA) to the US FDA and are also pursuing the development of new indications for Cx601 to expand its potential market. With this newly-added IP protection, TiGenix now has a stronger intellectual property position that supports the use of Cx601 for treatment of all fistulae.”

Mesoblast Chief Executive Dr Silviu Itescu stated: “We are pleased to help contribute to making Cx601, a much-needed treatment option, available to patients with fistulae worldwide. This agreement highlights the strength of Mesoblast's extensive intellectual property portfolio covering mesenchymal lineage cells. When consistent with our strategic objectives, Mesoblast may consider providing third parties with commercial access to our valuable patent portfolio."

Mesoblast continues to develop its proprietary bone marrow-derived allogeneic expanded MSC product candidate for intravenous delivery to induce remission in patients with biologic-refractory Crohn's disease.

For further information, please contact :

For TiGenix:
Claudia Jiménez
Senior Director	Media enquiries:
Investor Relations and Communications	Consilium Strategic Communications
T: +34 91 804 9264	T: +44 20 3709 5700
claudia.jimenez@tigenix.com	tigenix@consilium-comms.com

For Mesoblast:
Julie Meldrum	Schond Greenway
Corporate Communications	Investor Relations
T: +6139639 6036	T: +12128802060
julie.meldrum@mesoblast.com	schond.greenway@mesoblast.com

Confidential material omitted and filed separately with the Commission.

About TiGenix

TiGenix NV (Euronext Brussels and NASDAQ: TIG) is an advanced biopharmaceutical company developing novel therapies for serious medical conditions by exploiting the anti-inflammatory properties of allogeneic, or donor-derived, stem cells.

TiGenix´ lead product, Cx601, has successfully completed a European Phase III clinical trial for the treatment of complex perianal fistulas - a severe, debilitating complication of Crohn’s disease. Cx601 has been filed for regulatory approval in Europe and a global Phase III trial intended to support a future U.S. Biologic License Application (BLA) started in 2017. TiGenix has entered into a licensing agreement with Takeda, a global pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to develop and commercialize Cx601 for complex perianal fistulas outside the U.S. TiGenix’ second adipose-derived product, Cx611, is undergoing a Phase I/II trial in severe sepsis – a major cause of mortality in the developed world. Finally, AlloCSC-01, targeting acute ischemic heart disease, has demonstrated positive results in a Phase I/II trial in acute myocardial infarction (AMI). TiGenix is headquartered in Leuven (Belgium) and has operations in Madrid (Spain) and Cambridge, MA (USA). For more information, please visit http://www.tigenix.com.

About Mesoblast

Mesoblast Limited (ASX:MSB; Nasdaq:MESO) is a global leader in developing innovative cell-based medicines. The Company has leveraged its proprietary technology platform, which is based on specialized cells known as mesenchymal lineage precursor and stem cells, to establish a broad portfolio of late-stage product candidates. Mesoblast’s intellectual property estate comprises approximately 800 patents and patent applications across 69 patent families, providing protection across major markets including the United States, Europe, Japan and China.

Mesoblast’s allogeneic, ‘off-the-shelf’ cell product candidates target advanced stages of diseases with high, unmet medical needs. Three of its Tier 1 products are in Phase 3 trials: MSC-100-IV has been evaluated in an expanded access program in 241 children with steroid-refractory acute graft versus host disease, and is completing enrollment in a Phase 3 trial in up to 60 pediatric patients; MPC-150-IM is being evaluated in a Phase 3 trial of up to 600 patients with moderate to severe chronic heart failure, and in a Phase 2b trial that has just completed enrollment of 159 patients with end-stage heart failure and a left ventricular assist device; and MPC-06-ID is being evaluated in a Phase 3 trial of 360 patients as a non-opioid alternative for chronic low back pain due to disc degeneration following on from a 100-patient Phase 2 trial. Mesoblast has also completed Phase 2 trials of its Tier 1 product candidate MPC-300-IV in patients with biologic refractory rheumatoid arthritis, and in patients with diabetic nephropathy.

Additionally, Mesoblast has a deep pipeline of Tier 2 product candidates which have demonstrated efficacy signals in Phase 2 trials, including in Crohn’s disease, lumbar spinal fusion, and prevention of post-traumatic knee osteoarthritis in the setting of an anterior collateral ligament tear. For more information, please visit www.mesoblast.com

TiGenix’ forward-looking information

This press release may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates. Certain of these statements, forecasts and estimates can be recognised by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond the Company's control. Therefore, actual

Confidential material omitted and filed separately with the Commission.

results, the financial condition, performance or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of the publication of this press release. TiGenix disclaims any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

Mesoblast forward looking information

This announcement includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and actual results may differ from the results anticipated in these forward-looking statements, and the differences may be material and adverse. Forward- looking statements include, but are not limited to, statements about: the initiation, timing, progress and results of Mesoblast’s preclinical and clinical studies, and Mesoblast’s research and development programs; Mesoblast’s ability to advance product candidates into, enroll and successfully complete, clinical studies, including multi-national clinical trials; Mesoblast’s ability to advance its manufacturing capabilities; the timing or likelihood of regulatory filings and approvals, manufacturing activities and product marketing activities, if any; the commercialization of Mesoblast’s product candidates, if approved; regulatory or public perceptions and market acceptance surrounding the use of stem-cell based therapies; the potential for Mesoblast’s product candidates, if any are approved, to be withdrawn from the market due to patient adverse events or deaths; the potential benefits of strategic collaboration agreements and Mesoblast’s ability to enter into and maintain established strategic collaborations; Mesoblast’s ability to establish and maintain intellectual property on its product candidates and Mesoblast’s ability to successfully defend these in cases of alleged infringement; the scope of protection Mesoblast is able to establish and maintain for intellectual property rights covering its product candidates and technology; estimates of Mesoblast’s expenses, future revenues, capital requirements and its needs for additional financing; Mesoblast’s financial performance; developments relating to Mesoblast’s competitors and industry; and the pricing and reimbursement of Mesoblast’s product candidates, if approved. You should read this press release together with our risk factors, in our most recently filed reports with the SEC or on our website. Uncertainties and risks that may cause Mesoblast’s actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements, and accordingly, you should not place undue reliance on these forward-looking statements. We do not undertake any obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Confidential material omitted and filed separately with the Commission.

EXHIBIT F

TAX CERTIFICATE

[Attached behind]

Confidential material omitted and filed separately with the Commission.

REPUBLIQUE ET CANTON DE GENEVE
Département des finances
Administration fiscale cantonale

AFC
Service des personnes morales
Case postale 3937
1211 Genève 3

Genève, le 16 février 2017

CERTIFICATE

The tax administration of the 'République et canton de Genève' hereby confirms that the limited liability company

ATTESTATION

L'administration fiscale de la République et canton de Genève confirme par la présente que la société à responsabilité limitée

MESOBLAST INTERNATIONAL Sàrl
(MESOBLAST INTERNATIONAL GMBH) (MESOBLAST INTERNATIONAL LLC)
c/o Accounting & Management Services SA
Route de Pré-Bois 20
1215 Genève

- a son siège à Genève ;
- est inscrite au rôle des contribuables du canton de Genève, sous le numéro [***]
- est soumise à l'impôt cantonal et communal ainsi qu'à l'impôt fédéral direct.

ADMINISTRATION FISCALE CANTONALE * GENEVE *

Sébastien Savary
Chef de service

918

AFC • Hôtel des Finances - Rue du Stand 26 • 1204 Genève
Tél. +41 (22) 327 52 00 • Guide vocal +41 (22) 327 70 00 • Fax +41 (22) 546 98 36 • www.ge.ch/impots
(9h à 16h, sauf juillet-août 9h à 13h)

RepubliQue ET canton DE GENEVE Department des Finances Administration fiscale cantonale AFC Service des perscnnes morales Case postale 3937 1211 Genevw 3 Geneve, le 16 fevrier 2017 CERTIFICATE ATTESTATION The tax administration of the Republique et canton de Geneve’ hereby confirms that the limited liability company L'administration fiscale de la Republique et canton de Geneve con firme par la presente que la societe a responsabilite limitee MESOBLAST INTERNATIONAL Sarl (MESOBLAST INTERNATIONAL GMBH) (MESOBLAST INTERNATIONAL LLC) c/o Accounting & Management Services SA Route de Pre-Bois 20 1215 Geneve • has its head office in Geneva (Switzerland); • a son siege a Geneve; • is registered for tax purposes under number [***] • esi Inscrite au role des contribuables du canton de Geneve, sous lo numero [***] • is subject to cantonal communal and federal income taxes on net profit as well as cantonal and communal capital taxes. • est soumise a l'lmpot cantonal et communal ainsi qu'a l'impot federal direct. Sebastien Savary Chef de service   AfC• Hotel des  • Rue de Stand 26 • 1204 Geneve Tel. +41 (22) 327 52 00 • Guide vocal +41 (22) 327 7000 • Fax +41 (22) 546 98.36 . www.ge ch/impots (9h a 16h sauf juillet-acut 9h a 13h)

***Confidential Treatment Requested

Confidential material omitted and filed separately with the Commission.

RÉPUBLIQUE ET CANTON DE GENÈVE
Département des finances
Administration fiscale cantonale

AFC
Service des personnes morales
Case postale 3937
1211 Genève 3

Genève, le 16 février 2017

CERTIFICATE

The tax administration of the "République et canton de Genève" hereby confirms that the limited liability company

ATTESTATION

L'administration fiscale de la République et canton de Genève confirme par la présente que la société à responsabilité limitée

MESOBLAST INTERNATIONAL Sàrl
(MESOBLAST INTERNATIONAL GMBH) (MESOBLAST INTERNATIONAL LLC)
c/o Accounting & Management Services SA
Route de Pré-Bois 20
1215 Genève

- has its head office in Geneva (Switzerland);
- is registered for tax purposes under number [***] ;
- is subject to unlimited tax liability in Switzerland where it has its legal and fiscal domicile within the meaning of the Convention of January 19th, 1971 between Switzerland and Japan to avoid double taxations in income taxes (with exchange of notes).

- a son siège à Genève ;
- est inscrite au rôle des contribuables du canton de Genève, sous le numéro [***]
- est assujettie de façon illimitée aux impôts en Suisse où se situe son domicile légal et fiscal au sens de la Convention du 19 janvier 1971 entre la Suisse et le Japon en vue d'éviter les doubles impositions en matière d'impôts sur le revenu (avec échange de notes).

ADMINISTRATION FISCALE CANTONALE
* GENÈVE *

Sébastien Savary
Chef de service

919
AFC • Hôtel des Finances - Rue du Stand 26 - 1204 Genève
Tél. +41 (22) 327 52 00 • Guide vocal +41 (22) 327 70 00 • Fax +41 (22) 546 98 36 • www.ge.ch/impots
(9h à 16h, sauf juillet-août 9h à 13h)

2

RenxwouE in GAHTON ce GENEVE Uepaienert aes linances Administration fiscale cantonale AFC Setvce (tes personnel mcrales Caso postae 3437 1211 Genfc*e 3 Geneve, le 16fevrier20t7 CERTIFICATE ATTESTATION The tax administration of the ‘Republique et canton ce Geneve' hereby confirms that the Imited liability company L'admimstraticn fiscale de la Repjblique et canton de Gen6ve confirme par la presente que la society a responsabilite limitee MESOBLAST INTERNATIONAL Sari (MESOBLAST INTERNATIONAL GMBHHMESOBLAST INTERNATIONAL LLC) C/0 Accounting & Management Services SA Route de Pre Bois 20 1215 Geneve • has its head office in Geneva i Switzerland), • a son siege a Geneve ; • is registered for tax purposes undei number [***] • ost inscrite au role des contribuabtes du canton de Geneve, sous le numero [***] • is subject to unlimited tax lability in Switzerland where it has its legal ar»d fiscal domcne witnn the meaning of tne Convention of January 19th, 1971 between Switzerland and Japan to avoid double taxations in income taxes (with exchange of no;es) • os! assujettie de fa$on iltmitee auj impots en susse ou se situe son domicie legal ot fiscal au sens dc la Convention du 19 Janvier 1971 entre la Suisso ot le Japon en vue deviter les doubles impositions en matiere cfimpots sur le revenu (avoc 6change de notes). Sebastien Savary Chef de service      AfC• Hotel des  • Rue de Stand 26 • 1204 Genve Tel. +41 (22) 327 52 00 • Guide vocal +41 (22) 327 7000 • Fax +41 (22) 546 98.36 . www.ge ch/impots (9h a 16h sauf juillet-acut 9h a 13h) 2

Confidential material omitted and filed separately with the Commission.